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                                                                      Exhibit 3





                                 Amendment No. 1 to

                            New York State Electric & Gas

                           Corporation Long Term Executive

                                 Incentive Share Plan


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         The New York State Electric & Gas Corporation Long Term Executive
Incentive Share Plan (the "Plan") is hereby amended as follows:

         1. The title of Article XV of the Plan is hereby amended by deleting the words "and Forfeitures".

         2. Paragraph (iii) of Section A of Article XV of the Plan is hereby amended to read in its entirety as follows:

         (iii) amounts, which might otherwise subsequently be determined by the Committee to be payable for the Performance Cycles existing on the date on which the Change in Control occurs, calculated based on an assumed Percentile Ranking of 50%.

         3. Section A of Article XV of the Plan is hereby amended by adding the following paragraph (iv) after paragraph (iii) thereof.

         (iv) For purposes of the incentive awards payable pursuant to paragraph (iii) of this Section A, the calculation of the payments shall be made using the "Change-in-Control Price" of the Company's common stock.
    For this purpose, "Change-in-Control Price" means the higher of (x) the highest reported sales price, regular way, of a share of the Company's common stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on the NASDAQ during the 60-day period prior to and including the date of a Change in Control or (y) if the Change in Control is the result of a tender or exchange offer or approval of a merger or consolidation, the highest price per share of common stock paid or to be paid in such tender or exchange offer or merger or consolidation. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined based on the public trading value of such property or, if such property is not publicly traded, by the Committee based on reasonable assumptions.

         4. Section B of Article XV of the Plan is hereby amended to read in its entirety as follows:

              B. Notwithstanding anything contained herein to the contrary, following a Change in Control, the Plan shall continue in full force and effect, and a Participant shall be entitled to receive incentive award payments for

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    outstanding Performance Shares and Dividend Performance Shares with respect to any Performance Cycle that begins before and ends after the Change in Control, equal to the excess of (i) the amount determined in accordance with Articles IX and X hereof over (ii) the amount previously paid with respect to such Performance Cycle pursuant to paragraph (iii) of Section A above.

         5. Paragraph (ii) of Section C of Article XV of the Plan is hereby amended to read in its entirety as follows:

         (ii) during any period of two consecutive years (not including any period prior to January 7, 1994), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii) or (iv) of this Change in Control definition or a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitations of proxies or consents by or on behalf of a Person other than the Board of Directors) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

         6. Except as expressly modified hereby, the terms and provisions of the Plan remain in full force and effect.